Item 26. Exhibit (h) ii. f.

SCHEDULE C

Rule 22c-2 Shareholder Information Agreement

THIS AGREEMENT is entered into as of January 30, 2017 by and between (i) Massachusetts Mutual Life Insurance Company (“we” or “us”) and (ii) Eaton

Vance Distributors, Inc. (“you”) in your capacity as the principal underwriter of Eaton Vance Variable Trust (“Trust”) on behalf of each separate investment series thereof (each a “Fund” and together the “Funds”).

WHEREAS, Rule 22c-2 under the Investment Company Act of 1940, as amended, requires mutual funds to enter into “shareholder information agreements” with financial intermediaries that hold fund shares on behalf of other investors in “omnibus accounts” and submit orders to purchase or redeem fund shares on behalf of such investors directly to the fund, its transfer agent or principal underwriter; and

WHEREAS, shares of one or more of the Funds are purchased and redeemed on an omnibus basis directly by our Accounts (as defined below) in connection with for one or more Contracts (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained below, the parties hereby agree as follows:

1.          Definitions. As used in this Agreement, the following terms have the following meanings, unless a different meaning is clearly required by the context:

(a)        “Account” means an insurance company separate account sponsored or administered by us.

(b)        “Business Day” means any day that the New York Stock Exchange is open for trading.

(c)        “Confidential Information” includes, but is not limited to: (i) “Nonpublic Personal Information” as defined in Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal or state statute, and the rules and regulations thereunder, all as may be amended or supplemented from time to time, (ii) “Protected Health Information” as such term is defined in the Health Insurance Portability and Accountability Act of 1996, or any successor federal or state statute, and the rules and regulations thereunder, all as may be amended or supplemented from time to time; and (iii) “Shareholder Information” as such term is defined below.

(d)        “Contract” means a variable annuity contract, variable life insurance policy or variable funding agreement issued through an Account.

(e)        “Fund Policies” means policies established by the Fund and communicated to us in writing for the purpose of eliminating or reducing potentially harmful market timing or frequent trading in shares of the Fund as described in the Fund’s prospectus or statement of additional information as amended from time to time. This term “Fund” does not include any “excepted funds” as defined in Rule 22c-2(b), 17 C.F.R. 270.22c-2(b).

(f)        “Indirect Intermediary” means a “financial intermediary” as defined by Rule 22c-2(c)(5)(iii)(excluding any exempted financial intermediary pursuant to Rule 22c-2(c)(1)(iv)) that transmits purchase and redemption orders directly to us on behalf of Shareholders with respect to a Contract invested in a Fund through an Account.

(g)        “Shareholder” means (1) the holder of interests in a Contract or (2) a participant in an employee benefit plan with a beneficial interest in a Contract.

(h)        “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions

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that are executed: (i) automatically pursuant to contractual or systematic programs or enrollments such as transfers of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, asset allocation programs and automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) a step-up (or comparable benefit) in Contract value (or comparable benefit base) pursuant to a Contract death benefit or guaranteed minimum withdrawal benefit; or (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, or retirement plan salary reduction contributions, or planned premium payments to the Contract.

(i)        “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to contractual or systematic programs or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of the payment of a death benefit from a Contract.

(j)        “Written” means any communication other than an oral communication transmitted in paper, electronically or by facsimile.

2.          Agreement to Provide Requested Shareholder Information. Effective as of the date of this Agreement, we agree to use our best efforts to provide the following information to you solely for the purpose of facilitating your compliance with Rule 22c-2. Nothing herein, nor any action by us, shall be construed as, or infer that we have undertaken any duty or obligation, whether express or implied, at law or in equity, to detect abusive trading activities pursuant to the Fund Policies. We agree to provide to you, upon prior written request, the following information that is on our books and records (collectively, “Shareholder Information”) for all Shareholders that engaged in any purchase, redemption, transfer or exchange transactions in the Fund shares through an Account during the period covered by the request, if known:

(a)        the taxpayer identification number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”) or other government issued identifier (“GII”);

(b)        the individual Contract number or participant account number associated with the Shareholder;

(c)        the amount and date(s) and transaction type (purchase, redemption, transfer, or exchange); and

(d)        any other data mutually agreed upon in writing.

Unless otherwise specifically requested by you, this Paragraph 2 shall be understood to require us to provide only Shareholder Information relating to Shareholder-Initiated Transfer Purchases and Shareholder-Initiated Transfer Redemptions.

All requests must contain the relevant fund account number, CUSIP, trade amount and date. Requests must be made to us directly via e-mail at:

RSFundOps22c2Requests@massmutual.com

or such other address we may communicate to you in writing from time to time.

3.          Period Covered by Request and Frequency of Requests. Requests to provide Shareholder Information shall set forth the specific period for which it is sought. In no event shall such period begin more than six months prior to the date of the request for information or cover a period greater than thirty (30) days. You will not request information more often than once in any twelve-month period except for good cause. For purposes of this Agreement, good cause will exist where you have a reasonable belief that Shareholder

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transactions submitted to the Fund indicate potential market timing or excessive trading activity or other violation of Fund Policies. Unless otherwise specifically requested by the Portfolio, we shall only be required to provide information relating to Shareholder-Initiated Purchases or Shareholder-Initiated Transfer Redemptions.

4.          Form and Timing of Response; Procedures Regarding Indirect Intermediaries. (a) We agree to provide the requested Shareholder Information that is on our books and records to you promptly, but in any event not later than 10 Business Days after receipt of a good order request given in accordance with Paragraph 2 above, which shall contain the fund account number, CUSIP, trade amount and date. If you so request, we agree to use best efforts to promptly determine whether any specific person, identified by you from the requested Shareholder Information, is itself an Indirect Intermediary. Upon your further request, which must be given in accordance with Paragraph 2 above, we agree to use best efforts either to: (i) provide (or arrange to have provided) the requested Shareholder Information from the Indirect Intermediary; or (ii) if the Indirect Intermediary refuses to provide the requested Shareholder Information and you so direct us in writing, restrict or prohibit further purchases of Fund shares by such Indirect Intermediary through the Account. We agree to inform you whether we plan to perform (i) or (ii).

(b)  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c)  To the extent reasonably practicable, the format for any Shareholder Information provided to you will be consistent with the NSCC Standardized Data Reporting Format.

5.          Limitation on Use of Information. You agree that you shall not use the information received pursuant to this Agreement, including any Confidential Information, for any purpose other than to comply with Rule 22c-2. You and your affiliates shall observe applicable state and federal privacy laws, rules and regulations with respect to Confidential Information. You shall safeguard all Confidential Information and promptly notify us of any voluntary or involuntary dissemination thereof. Neither you nor any of your affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes. You further agree to notify us in accordance with applicable state law in the event of a compromise or other breach of the security, confidentiality or integrity of information received from us pursuant to this Agreement.

6.          Agreement to Restrict Trading. We agree to execute reasonable, clear and unequivocal written instructions from you given on behalf of the Fund to restrict or prohibit further purchases of Fund shares by a Shareholder that has been identified by you as having engaged in transactions of the Fund’s shares (directly or indirectly through an Account) that violate Fund Policies. Unless you specifically direct us otherwise, such restrictions and prohibitions shall apply only to Shareholder-Initiated Transfer Purchases and Shareholder-Initiated Transfer Redemptions. We will execute such restrictions with respect to the Shareholder, but only for the Contract through which such transactions in the Fund’s shares occurred. We will not impose any restriction, and nothing in this Agreement shall require that we impose any restriction, on a Shareholder based on any transactions other than transactions in the Fund’s shares through an Account. Instructions must be received by us via email at the following address: RSFundOps22c2Requests@massmutual.com , or such other address that we may communicate to you in writing from time to time. Other correspondence may be sent to us at the following address, or such other address that we may communicate to you in writing from time to time:

Massachusetts Mutual Life Insurance Company

1295 State Street, MIP M200-INVST

Springfield, MA 01111

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7.          Form of Instructions. Instructions given in accordance with Paragraph 6 shall be given to us via e-mail in a mutually agreed upon file format. The instructions in the file must include:

(a)        the fund account number;

(b)        the Shareholder’s TIN, ITIN or GII, if known;

(c)        the specific individual Contract owner number or participant account number (if known) associated with the Shareholder;

(d)        the specific restriction(s) to be executed with respect to such Shareholder, including how long such restriction(s) are to remain in place; and

(e)        a brief written statement that may be provided to the Shareholder, explaining how the Shareholder’s transfer activity violated Fund Policies.

If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

8.          Timing of Response. We agree to use reasonable efforts to execute instructions given in accordance with Paragraphs 6 and 7 promptly, but in any event not later than 10 Business Days after receipt of such instructions. We will provide written confirmation to you or your designee as soon as reasonably practicable that instructions have been executed.

9.          Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

10.        Termination. This Agreement will terminate upon the termination of the Fund Participation Agreements.

11.        Amendment. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by the parties.

12.        Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

13.        Counterparts. This Agreement may be executed in one or more counterparts each of which, when taken together, shall constitute a single instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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Massachusetts Mutual Life Insurance Company

By:	/s/ Tina M. Wilson

Name:	Tina Wilson

Title:	Senior Vice President

EATON VANCE VARIABLE TRUST

By:	/s/ James F. Kirchner

Name:	James F. Kirchner

Title:	Treasurer

Address for communications:
Eaton Vance Variable Trust: c/o Eaton Vance Distributors, Inc. Two International Place Boston, MA 02110 Attn: Chief Legal Officer

EATON VANCE DISTRIBUTORS, INC.

By:	/s/ Sean P. Kelly, CFA

Name:	Sean P. Kelly, CFA

Title:	SVP, Managing Director, Sub-Advisory &
DCIO Services

Address for communications:

Eaton Vance Distributors, Inc. Two International Place Boston, MA 02110 Attn: Chief Legal Officer

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